FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                     Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

         Story, Edward T. Jr.
         622 High Street
         Comfort, Texas 78013

2. Issuer Name and Ticker or Trading Symbol:     First Banks America, Inc. FBA

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year                 July 1999

5. If Amendment, Date of Original   (Month/Year) N/A


6. Relationship of Reporting Person to Issuer
              (Check all applicable)

       X   Director                                       10% Owner
     -----                                        ------

     ----  Officer (give title below)             ------  Other (Specify below)

7. Individual or Joint/Group Filing (Check applicable line):

        X   Form filed by One Reporting Person
      -----
            Form filed by more than One Reporting Person
      -----


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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security:         Common Stock (Par value $0.15)

2. Transaction Date (Month/Day/Year): July 1, 1999

3. Transaction Code        V:

4. Securities  Acquired  (A) or disposed of (D): A

                Amount 500         Price *

5. Amount of Securities Beneficially Owned at End of Month:

                          3,516

6. Ownership Form Direct (D) or Indirect (I):      D

7. Nature of Indirect Beneficial Ownership:

TableII - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
     (e.g., puts calls, warrants, options, convertible securities)

1.  Title of Derivative Security       Common Stock Options
2.  Conversion or Exercise Price of Derivative Security  N/A
3.  Transaction Date (Month/Day/Year): N/A
4.  Transaction Code  Code____ V_____  N/A
5.  Number of Derivative Securities Acquired (A)____ or Disposed of (D)____
             N/A
6.  Date Exercisable and Expiration Date (Month/Day/Year)         N/A
    Date Exercisable ____________      Expiration Date ____________       N/A
7.  Title and Amount of Underlying Securities:  N/A
    Title ____________________    Amount or Number of Shares __________:  N/A
8.  Price of Derivative Security:               N/A
9.  Number of Derivative Securities Beneficially Owned at End of Month:  6,666
10. Ownership Form of Derivative Security Direct (D) or Indirect (I)       D
11. Nature of Indirect Beneficial Ownership:    N/A
Explanation of Responses: *Shares were issued to qualifying directors in accordance with a 1993 Stock Bonus Plan.



Edward T. Story, Jr.
-----------------------------
Signature of Reporting Person

Date: July 19, 1999
SEC 1474 (7/96)